SAMSON OIL & GAS ANNOUNCES EQUITY PLACEMENT Denver 1700 hours April 16th, 2014, Perth 0700 hours April 17th, 2014

SAMSON OIL & GAS ANNOUNCES EQUITY PLACEMENT

Denver 1700 hours April 16th, 2014, Perth 0700 hours April 17th, 2014

Samson Oil & Gas Limited (“Samson” or the “Company”) (ASX:SSN; NYSE MKT:SSN) announced today that it has placed 65,000,000 ordinary shares to investors in Australia and 11,255,541 American Depositary Shares (ADSs) (representing 225,110,820 ordinary shares) to investors based in the United States to raise gross proceeds of A$5,802,217 (US$5,439,578). The placement was completed at $0.02 per ordinary share (approximately US$0.375 per ADS), and includes options, or warrants, to purchase an additional 3 shares for each 10 shares subscribed for, at an exercise price of A$0.033 (approximately $0.61 per ADS). The options/warrants will expire on 30 April 2018.

Conversion from Australian Dollars to US dollars is based on an exchange rate on 11 April 2014 of $1.00 per US$0.9375 from the Reserve Bank of Australia.

The placement was made pursuant to Section 708 of the Australian Corporations Act and in accordance with Listing Rule 7.1 of the ASX Listing Rules. Carter, Terry & Company acted as financial advisor and placement agent for the placement of Samson’s ADS in the United States. Patersons Securities Limited acted as corporate advisor and Lead Manager in Australia.

The net proceeds from the placement will be used towards the planned drilling and completion of the four Three Forks wells in our North Stockyard project (Bootleg 5-14-15, Bootleg 5-14-16, Ironbark 5-14-13 and Ironbark 4-14-14) as well as for working capital. As a result, together with further draw-downs on the Company’s reserves-based credit facility from Mutual of Omaha (the borrowing base of which is expected to be increased on account of corresponding increases in proved reserves), the Company expects its current exploration and development plans to be funded for the balance of 2014 and into 2015.

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol “SSN”. Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 2,547 million ordinary shares issued and outstanding (including 230 million options exercisable at AUD 3.8 cents), which would be the equivalent of 127.35 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.46 per ADS on March 17th, 2014 the Company has a current market capitalization of approximately US$61.3 million (the options have been valued at an exchange rate of 0.9054). Correspondingly, based on the ASX closing price of A$0.026 for ordinary shares and a closing price of A$0.013 for the 2017 options, on March 17th, 2014, the Company has a current market capitalization of approximately A$69.2 million.

SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR

Managing Director

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.